Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT		Phoenix, Arizona 85020
FISCAL 2015		Phone: 602-944-1500
InnSuites Tucson Hotel site and lower interest rate
FOR FURTHER INFORMATION:
Marc Berg, Executive Vice President
602-944-1500
email: mberg@innsuites.com

Phoenix, AZ, October 21, 2014 - InnSuites Hospitality Trust (NYSE MKT:IHT)

InnSuites® Hospitality Trust (“IHT”) through one of its subsidiaries is purchasing the leased land located under its Best Western InnSuites Hotel & Suites Catalina Foothills property for $2.5 million while refinancing the first trust mortgage lowering its interest rate from 8.0% to 4.19% resulting in monthly cash flow savings. The purchase and refinance is expected to close by December 1, 2014.

InnDependent Boutique Collection (“IBC Hotels”), a subsidiary of IHT, now serves 6,500 members representing approximately 20,000 hotels in 170 countries worldwide with 1.8 million hotel rooms and suites by providing supplemental global branding, sales, reservations, hospitality services, InnDependent InnCentives® loyalty program, and state-of-the art online and mobile technology to enable guests to book unique, boutique and independent hotels coupled with area activities and services in one seamless experience. IBC Hotels continues to expand in terms of number of hotels and number of services offered.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov